UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 24, 2008

Hana Biosciences, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-32626	32-0064979
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

7000 Shoreline Court, Suite 370, South San Francisco, CA		94080
(Address of principal executive offices)		(Zip Code)

(650) 588-6404
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 24, 20008, Hana Biosciences, Inc. (“Hana”) announced that it appointed Anne E. Hagey, M.D., as its Vice President and Chief Medical Officer. Dr. Hagey’s employment with Hana commenced April 23, 2008.

The terms of Dr. Hagey’s employment with Hana are set forth in a letter agreement entered into on March 16, 2008. The letter agreement provides that Dr. Hagey is entitled to an annualized base salary of $335,000 and is eligible for an annual performance bonus targeted at 40% of her base salary. In addition, Dr. Hagey received a signing bonus of $25,000 upon the commencement of her employment. The letter agreement provides that Dr. Hagey must repay the signing bonus if she voluntarily resigns from Hana or if Hana terminates her employment for “cause” prior to April 23, 2009. Hana also agreed to pay relocation expenses on Dr. Hagey’s behalf in an amount up to $25,000. The relocation expenses must be repaid by Dr. Hagey if she voluntarily resigns from her employment or if Hana terminates her employment for cause prior to April 23, 2010.

The letter agreement further provides that if Hana terminates Dr. Hagey’s employment without cause, or if she terminates her employment for “good reason,” then she is entitled to continue receiving her then current annualized base salary for a period of six months following such termination and any obligation she may have to repay the signing bonus or relocation expenses will be forgiven. For purposes of the letter agreement, the term “cause” means the following actions committed by Dr. Hagey:

•	willful and repeated failure, disregard or refusal to perform her duties that continue or remain uncorrected after 30 days’ notice;

•	willful, intentional or grossly negligent act by Dr. Hagey having the effect of injuring, in a material way, the business or reputation of Hana;

•	willful misconduct in respect of her duties or obligations that continue or remain uncorrected after 30 days’ notice;

•	conviction of a felony or a misdemeanor involving a crime of moral turpitude;

•	a determination that Dr. Hagey engaged in illegal harassment;

•	any misappropriation or embezzlement of Hana’s property; or

•	a material breach by Dr. Hagey of any of her obligations under any other agreement or Hana policy that continue or remain uncorrected after 30 days’ notice.

The term “good reason” means (i) a reduction in Dr. Hagey’s annual base salary or annual target bonus rate or a material reduction in the benefits provided to her, taken as a whole, in each case without her consent, but not if all senior executives of Hana also incur such reduction in compensation or other benefits, or (ii) a significant reduction in Dr. Hagey’s duties and responsibilities, but in each case after Hana has failed to correct such event after 30 days’ written notice from Dr. Hagey.

Pursuant to the terms of the letter agreement, Dr. Hagey also received a stock option to purchase 200,000 shares of Hana’s common stock pursuant to Hana’s 2004 Stock Incentive Plan. Dr. Hagey’s right to purchase the shares subject to the stock option vest in three equal annual installments commencing on April 23, 2009. To the extent vested, the stock option is exercisable at a price of $1.04 per share, which represents the closing sale price on the trading day prior to the commencement of Dr. Hagey’s employment with Hana. The stock options is evidenced by a separate written agreement dated April 23, 2008 in the standard form of agreement for stock options issued under the 2004 Stock Incentive Plan.

Prior to joining Hana, from August 2000 to November 2007, Dr. Hagey, age 40, was employed at Abbott Laboratories, most recently serving as a Global Project Head overseeing clinical oncology drug development. Before becoming a Global Project Head in 2005, Dr. Hagey was an associate medical director and a graduate of the Physician Development Program at Abbot Laboratories. Dr. Hagey has been a clinical associate and attending physician at the University of Chicago in pediatric hematology/oncology since 2001. She conducted her fellowship at the University of California, Los Angeles in the Department of Microbiology and Molecular Genetics and the Department of Pediatric Hematology-Oncology and Bone Marrow Transplant. She was also a Resident and Intern in pediatrics at Baylor College of Medicine, Texas Children’s Hospital. Dr. Hagey has been a Research Assistant at Loyola University Medical School, a Research Intern at Case Western Reserve University Medical School, and a Research Intern at Abbot Laboratories in the Department of Corporate Molecular Biology. Dr. Hagey earned a Doctor of Medicine from Loyola University Chicago Stritch School of Medicine and a Bachelor of Sciences degree in Biochemistry from University of Illinois, Urbana-Champaign.

A copy of Hana’s press release dated April 24, 2008 announcing Dr. Hagey’s appointment is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits. The following exhibit is furnished herewith.

Exhibit No.	Description
99.1	Hana Biosciences, Inc. press release dated April 24, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANA BIOSCIENCES, INC.

Date: April 24, 2008	By: /s/ John P. Iparraguirre
John P. Iparraguirre
Vice President, Chief Financial Officer

EXHIBIT INDEX

Ex. No.	Description

99.1	Hana Biosciences, Inc. press release dated April 24, 2008.